Health Management, Inc.
1371-A Abbott Court
Buffalo Grove, Illinois 60089
Tel: 847-913-2700
Fax: 847-913-2715
FOR IMMEDIATE RELEASE

HEALTH MANAGEMENT, INC. ANNOUNCES FINANCING AND MERGER TRANSACTIONS WITH TRANSWORLD HOME HEALTHCARE, INC.

Buffalo Grove, Illinois, -- November 14, 1996 -- Health Management, Inc. ("HMI")(NNM:HMIS) announced today that Transworld Home Healthcare, Inc. ("Transworld") (NNM:TWHH) has acquired the Company's senior debt, has extended the present Forbearance Agreement until December 12, 1996 and has also extended an additional $3 million under its revolving line of credit agreement.

In addition, HMI entered into a Stock Purchase Agreement with Transworld for approximately 49% of the common stock of HMI and an option for an additional 2% of the common stock of HMI. The consideration to be given to HMI for the stock includes, among other things, $1.00 per share and the assignment of any rights to the warrants for 5% of the stock of HMI to which the bank may have been entitled. The closing of the Stock Purchase Agreement is expected to occur on or about December 12, 1996, subject to certain conditions including, among others, obtaining lender approval. Any funds borrowed under the additional revolving line of credit agreement will be repaid from the anticipated $8.9 million proceeds from the Stock Purchase Agreement for the purchase of the common stock.

The Company has also entered into a Merger Agreement with Transworld, pursuant to which a newly formed subsidiary of Transworld will merge into HMI and the stockholders of HMI will receive cash consideration equal to $2.00 per share. The merger is subject to certain conditions, including, without limitation, certain regulatory approvals, which the Company believes could be satisfied by Spring 1997, but, in accordance with the agreement, must be concluded by June 30, 1997.

The Board of Directors received a fairness opinion from National Westminster Bank, Plc. to the effect that the $2.00 per share cash price is fair, from a financial point of view, to HMI's shareholders.

Health Management, Inc. is a national provider of integrated pharmacy management services to patients with chronic medical conditions and to health care professionals, pharmaceutical manufacturers and third-party payers involved in their care.

Transworld Home Healthcare, Inc. is a regional provider of a broad range of alternate site healthcare services and products, and provides specialized mail order pharmacy services and medical supplies to patients nationwide.

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For additional information:
At Edelman Financial:
Diane Perry or Joseph Kist (Investors)       Mark Danes (Media)
212-704-8293 or 212-704-8239                 212-704-4464


At HMI:
Jim Nicol, President and CEO                 Paul Jurewicz, CFO
847-913-2404                                 847-913-2407